EXHIBIT 23.1

                               STAN J.H. LEE, CPA
             2160 NORTH CENTRAL RD. SUITE 203 * FORT LEE * NJ 07024
                      794 BROADWAY * CHULA VISTA * CA 91910
             619-623-7799 FAX 619-564-3408 E-MAIL) STAN2U@GMAIL.COM


To Whom It May Concern;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of January 4, 2010 on the audited financial statements of Three Shades For Everybody, Inc. as of June 30 , 2008 and 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
-------------------------------
Stan J.H. Lee, CPA

Chula Vista, CA
January 4, 2010



          Registered with the Public Company Accounting Oversight Board